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                        ---------------------------------

                          LICENSE AND SUPPLY AGREEMENT

                                  by and among

                               FLEX PRODUCTS, INC.

                                       and

                               SICPA HOLDING S.A.

                        ---------------------------------

                                December 2, 1994

                          LICENSE AND SUPPLY AGREEMENT

      AGREEMENT dated December 2, 1994, by and among Flex Products, Inc., a Delaware corporation ("Flex") and SICPA HOLDING S.A., a Swiss corporation ("SICPA").

                              W I T N E S S E T H:

      WHEREAS, Flex and SICPA are currently parties to an agreement dated as of July l, 1993, providing for the purchase and sale of optically variable pigment ("OVP") (the "1993 Agreement"), and the 1993 Agreement will expire on June 30, 1998;

      WHEREAS, Flex and SICPA wish to replace the 1993 Agreement with this Agreement and to continue to work together for their mutual
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benefit by further developing the business of supplying optically variable ink
("OVI") utilizing OVP as an anti-counterfeiting component of the world's currency and other value-documents;

      WHEREAS, the parties have entered into a Joint Venture Agreement dated July 1, 1993 and a Memorandum of Alliance dated March 9, 1993 for the purpose of coordinating their respective efforts to improve and enhance the existing technologies for the utilization of OVP and OVI;

      WHEREAS, pursuant to said agreements, Flex has developed valuable proprietary information and technical know-how as generally described on Exhibit G (the "Know-how") which have value in the manufacture, use and sale of OVP and OVI, which are not generally known to others, and have been maintained as trade secrets by Flex;

      WHEREAS, the parties wish to continue their joint development efforts pursuant to said agreements;

      WHEREAS, the OVP and OVI are covered by one or more of the patents listed on Exhibit H (the "Patents");

      WHEREAS, the parties wish to enter into an exclusive license agreement, to provide for the supply by Flex to SICPA of OVP and continue their joint development efforts all of which is considered to be necessary for a technically satisfactory exploitation of the Patents with respect to the making, using and selling of OVI.

      NOW, THEREFORE, in consideration of the mutual agreements
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hereinafter set forth, the parties hereby agree as follows:

      1. Patent and Know-how License.

      1.1 Patent License.

      1.1.1 Patent License.

            1.1.1(a) Grant of Exclusive Patent License. Flex hereby grants to SICPA, for the Term (as such term is defined in Section 13 below), an exclusive worldwide and nontransferable right and license under the Patents to use the products set forth in Exhibit A (the "Exclusive Products") to make, use and sell OVI and to use OVP to make, use and sell OVI in the fields of use set forth in Exhibit D (the "Fields"). The term "Patents" as used in this Agreement shall consist of those Flex patents which are specifically listed in Exhibit H, and any foreign counterparts thereof, and any additions, extensions or reissues thereof. The term "Patents" as used in this Agreement shall include improvements that (a) cover the Fields or (b) relate to the Exclusive Products. The term "Patents" as used in this Agreement shall also include patents on continuations, continuations-in-part, and divisionals of the Patents listed in Exhibit H that
(a) cover the Fields or (b) relate to the Exclusive Products. The term "Patents" as used in this Agreement shall also include any patents which may issue in the future that (a) cover the Fields or (b) relate to the Exclusive Products. It is expressly understood and agreed that patent rights regarding the manufacture of OVP are excluded from this License and

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Supply Agreement.

            1.1.1(b) Memorandum of Alliance and Joint Venture Agreement. The parties agree to establish a committee (the "Committee") which shall meet at least twice yearly to implement all of the provisions of the Memorandum of Alliance and Joint Venture Agreement, copies of which are attached hereto and made a part hereof as Exhibits I and J, respectively. The agenda for such meetings shall include, but not be limited to, a review of intellectual property positions and strategies and long-term supply and demand issues. The parties agree that, notwithstanding the existing terms of the Memorandum of Alliance and the Joint Venture Agreement to the contrary, the Memorandum of Alliance and the Joint Venture Agreement shall remain in effect during the Term of this Agreement, and the parties shall execute such amendments thereto which may be proper to extend the length of the respective terms of the Memorandum of Alliance and the Joint Venture Agreement to conform to length of the Term (as such term is defined in Section 13 below).

      1.1.2 Grant of Nonexclusive Patent License. Flex hereby grants to SICPA, for the Term (as such term is defined in Section 13 below), a nonexclusive worldwide and nontransferable right and license under the Patents to use OVP to make, use and sell OVI in all fields of use other than those listed on Exhibit D.

      1.2.1 Grant of Exclusive Knowhow License. Flex hereby grants

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to SICPA, for the Term (as such term is defined in Section 13 below), an exclusive worldwide and nontransferable right and license to use the Knowhow to use the Exclusive Products to make, use and sell OVI and to use OVP to make, use and sell OVI in the Fields. It is expressly understood and agreed that knowhow relating to the manufacture of OVP is excluded from the Knowhow and from this License and Supply Agreement.

      1.2.2 Grant of Nonexclusive Knowhow License. Flex hereby grants to SICPA, for the Term (as such term is defined in Section 13 below), a nonexclusive worldwide and nontransferable right and license to use the Knowhow to use OVP to make, use and sell OVI in all fields other than those listed on Exhibit D.

      1.3 Consideration. No royalties shall be payable by SICPA to Flex for the licenses granted hereunder. The sole consideration for the grant of licenses shall be the obligation of SICPA to purchase OVP exclusively from Flex as set forth in this Agreement and the performance of the other obligations of SICPA contained herein.

      1.4. Claims of Infringement. If at any time after the date hereof SICPA or Flex shall become aware of any suspected or actual infringement by a third party of any of the Patents, or of any alleged infringement or misappropriation of the intellectual property rights of others by SICPA's or Flex's use of the Patents, SICPA or Flex, as the case may be, shall promptly notify the other thereof.

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      1.5. Defense. 1.5(a) In the event that a third party is infringing any of the Patents, or is alleging infringement or misappropriation of its intellectual property rights by SICPA's or Flex's use of any of the Patents, and the position taken by such third party materially and adversely affects the rights and obligations of both parties under this Agreement, then Flex shall initiate and prosecute legal proceedings against, or take other appropriate action with respect to, such third party for the purpose of terminating such infringement or establishing that no such infringement or misappropriation exists. The costs and expenses of such legal proceedings or other appropriate action shall be paid by Flex.

            1.5(b) For the purposes of this Section, each party shall give the other, via the Committee as established pursuant to Section 1.1.1(b) above, at least twenty-four hours advance notice of any proposed correspondence intended to be delivered to a third party in relation to any claim or suspected claim (the "Claim") relating to (i) the infringement, misappropriation, or invalidity, either real or alleged, of one or more of the Patents or the Knowhow as they relate to the OVP and OVI in the Exclusive Products and Fields, (ii) the use or suspected use of OVP by a third party in violation of SICPA's rights under this Agreement, or (iii) the alleged use of OVP by SICPA and/or Flex in violation of the rights of a third party. Each party shall give the other forty-eight hours advance notice of any proposed

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legal action intended to be taken by such party in relation to a Claim. In addition, each party shall, within twenty-four hours of receipt thereof, give the other party copies of any correspondence received from any third party in relation to a Claim. The term "correspondence" as used in this Section shall include communications, letters, reports, memoranda, statements, notes, facsimiles, telegrams, lawsuits, notices, and all other written documents.

      1.6 Limitation of Licenses. Except as expressly set forth herein, no license is granted, and no act or acts hereunder shall be construed to create any licenses, expressly or by implication, estoppel or otherwise, except the licenses herein expressly granted.

      2. Obligation of Purchase and Sale. As a condition to and as consideration for the licenses granted herein, during the Term (as such term is defined in Section 13 below), subject to the terms and conditions set forth below, (a) SICPA shall purchase exclusively from Flex all OVP required by SICPA for use in the production of any and all OVI to be marketed by SICPA and any of the SICPA Companies (as such term is defined below) anywhere in the world, and (b) Flex shall sell (i) exclusively to SICPA the Exclusive Products; (ii) exclusively to SICPA OVP to use in the manufacture of OVI for use in the Fields; and (iii) nonexclusively to SICPA OVP other than the Exclusive Products that may be used to make OVI for use other than in the Fields. If Flex desires to sell any ink product that does not use an

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Exclusive Product, under its own name or otherwise, it shall contract with SICPA for the production of such ink product unless the terms which SICPA is willing to provide are materially inferior to those which Flex is able to obtain from another ink manufacturer. Flex shall be free to supply OVP other than the Exclusive Products to third parties for all uses outside of the Fields. In order to protect the OVI manufactured and sold by SICPA as an anticounterfeiting device, in no event shall Flex sell OVP which meets the specifications of the Exclusive Products to any person other than SICPA for any purpose. In addition, Flex agrees to cooperate with SICPA and SICPA's customers, and to use its reasonable best efforts, to investigate any instances which come to its attention where it is reasonably believed that OVP or OVI from any source other than SICPA has or will threaten the ability of SICPA's OVI to act as an effective anticounterfeiting device, and to take such reasonable actions to minimize or eliminate the threat consistent with Flex's rights and obligations under this Agreement and Flex's contractual obligations to others. Flex will include in its contracts with others for the sale of OVP provisions that (i) restrict such customers from making, using and selling OVI in the Fields to the extent allowed by applicable law, and (ii) grant Flex or its designee the right to audit such customers in the event of a suspected or actual leakage of OVP or the suspected or actual use of OVP in a manner that violates the rights granted to SICPA herein.

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(For purposes of this Agreement, the term "SICPA Companies" shall mean any person or entity controlled by, controlling, or under common control with SICPA. The term "control" of any person or entity means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.)

      3. Changes to Price and Quantity. During the period from March 1, 1999 through June 30, 1999 and the period March 1, 2004 through June 30, 2004, the parties shall discuss what the price and quantity terms of this Agreement shall be for the period 2000 through 2004 and 2005 through 2009 respectively. In the event that the parties cannot agree to any other provisions, the price for OVP shall be the price set forth in Section 4, as adjusted by Section 5.6, the minimum and maximum quantities for the period 2000 through 2004 shall be the same as for the year 1999, and the minimum and maximum quantities for the period 2005 through 2009 shall be the same as for the year 2004.

      4. Price.

      4.1 Base Price. SICPA shall pay a Base Price of US$4,850 per kilogram for all OVP purchased pursuant to this Agreement, subject to Sections 4.2 and 5.6 below.

      4.2 Base Price Adjustments. The price specified in Section 4.1

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above is a base price which shall be subject to an annual adjustment, starting in 1995, as set forth in this Section 4.2. The adjustment shall be calculated in accordance with the percentage increase in "Average Hourly Earnings" shown in the Establishment Data Index entitled, "Average Hours and Earnings of Production Workers on Manufacturing Payroll in States and Selected Areas," (currently designated Index C-8) for the area specified as Santa Rosa-Petaluma, California (not seasonally adjusted), as it appears in the periodical Employment and Earnings, published by the U.S. Department of Labor, Bureau of Labor Statistics (the "Index"), using December 1993 as the base period (the "Base Period") for computing any required price adjustments. The base price shall be adjusted as of December 31 of each year based on the percentage increase in the Index calculated by comparing the Index for December 1993 and the latest version of the Index published as of December 31 of each such adjustment year. If the Index is not published in any of the three months preceding a December 31 adjustment, then the parties shall agree on a substitute index that best approximates the Index. (For reference purposes only, a copy of the current version of the Index is attached hereto as Exhibit B.) No such annual adjustment shall be made unless and until the Index increase over the Base Period or any subsequent annual adjustment exceeds on a cumulative basis 3%, at which time all increases over the Base period or any subsequent annual adjustment shall be included. (E.g., assuming an Index increase of 2.8% as of December 1994, increasing to 5% as of December 1995 on a cumulative basis, the annual adjustment starting in 1996 would be 5%; no further adjustment would be made until the Index increase over the December 1995 Index exceeded 3%.) In addition, in the event that the cost of any materials used by Flex for the manufacture of OVP increases during the term of this Agreement by more than 20% over the current price for such material (i.e., the price at the date of this Agreement) adjusted for changes by the reduction of any increase in the Index over the Base Period Index, Flex shall thereafter be allowed to pass through to SICPA the entire amount of such adjusted increase as it may change from time to time (not just the amount in excess of 20%) subject to SICPA's right to retain the services of an independent auditor who shall have the right to audit Flex's books of account for the sole purpose of verifying the accuracy of the increase. In addition, any materials used by Flex which result in the increase shall be purchased at or below fair market value.

      4.3 Price Adjustment. The base price per kilogram set forth in Section 4.1 as adjusted pursuant to Sections 4.2 and 5.6 shall be reduced by 5% for each 500 kilograms purchased per year over 2,500 kilograms as set forth below:

      Purchases per Year            Base Price/Kg (before
                                    increases pursuant to
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                                    Sections 4.2 and 5.6)

      First - 2,500 kg                   US$4,850
      2,501 - 3,000 kg                   US$4,608
      3,001 - 3,500 kg                   US$4,377
      3,501 - 4,000 kg                   US$4,158
      4,001+ kg                          US$3,950

      5. Minimum Purchase Requirements.

      5.1 Minimum Annual Purchases.

            5.1(a) Minimum Purchases Necessary to Maintain Exclusive License. The parties agree that SICPA shall purchase from Flex minimum annual amounts of OVP set forth below:

      Year                Minimum             Maximum

      1995                4,000 kg            5,000 kg
      1996                5,500 kg            6,000 kg
      1997                6,000 kg            7,500 kg
      1998                7,000 kg            8,000 kg
      1999                7,500 kg            8,500 kg

Flex may, but shall not be obligated to, supply OVP in annual quantities above the annual maximum quantities set forth above. The annual maximum quantities set forth above shall not constitute a limitation on SICPA's obligation to purchase OVP from Flex. For each year after 1999, the minimum and maximum quantities shall be determined pursuant to Section 3. (For purposes of this Agreement,

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each 12-month period from January 1 through December 31 during the Term shall be designated as a "Purchase Period.") If SICPA fails to make the minimum purchase of OVP required in any Purchase Period, Flex shall have the following options exercisable after 30 days written notice: (i) Flex may waive the breach; (ii) Flex may terminate the exclusive license granted in Section 1.1; (iii) Flex may hold SICPA liable to Flex for any damages arising from such breach (subject to the provisions of Section 8 below); (iv) Flex may be relieved of the obligation under Section 2 above to supply OVP to SICPA for use with respect to the Exclusive Products on an exclusive basis in which case it shall continue to satisfy all of SICPA's requirements for OVP on a nonexclusive basis during the Term, and SICPA shall continue to purchase all of its requirements of OVP from Flex for the Term; or (v) Flex may exercise its right of cancellation as provided in paragraph 15.1 below. For purposes of this Section 5 and Sections 3 and 14, a "purchase" shall be deemed to have occurred during the Purchase Period or portion thereof during which OVP that is ordered is to be delivered after SICPA delivers to Flex an irrevocable order for OVP for delivery, provided that SICPA thereafter makes timely payment therefor in accordance with Section 6 below.

            5.1(b) SICPA Call on Flex Excess Capacity. The parties agree to meet no later than December 1st in each year during the Term, and at such meeting:

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                  (i) Flex shall advise SICPA of Flex's excess capacity for the production of OVP, including the maintenance of any inventory reserve required by Section 11, for the calendar year immediately following the then-current year which Flex has not committed to other uses; and

                  (ii) SICPA shall have the right, exercisable no later than December 15, to increase the minimum and maximum quantities set out in Section 5.1(a) above by an amount not to exceed the amount of such excess capacity available in Section 5.1(b)(i) above.

      5.2 Minimum Quarterly Purchases. SICPA shall purchase at least 25% of the minimum annual purchase requirement of OVP per calendar quarter.

      5.3 Production Releases. SICPA shall provide Flex with written releases for production of the amount of OVP on or before the first-day of each quarter to cover the quarter following the current quarter. For example, the release for the third quarter of 1995 shall be given on or before April 1, 1995. Each such release shall serve as authorization for commencement of production of the released product and shall be an irrevocable order for the OVP specified in the release. Color specifications and requested delivery dates shall be provided throughout the quarter. A minimum of 5 kilograms shall be required for each color included in the release.

      5.4 Forecasts. Also on or before the first day of each

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quarter, SICPA shall supply Flex with its forecast for the two quarters following the quarter for which the release is being provided. For example, on or before April 1, 1995, SICPA shall provide the release for the quarter ending September 30, 1995, and its forecast for the quarters ending December 31, 1995, and March 31, 1996. The forecasts shall constitute SICPA's good faith best estimate of its requirements under this Agreement in order to assist Flex in planning. The forecasts shall not be binding on the parties and Flex is not authorized to commence production based on forecasts.

      5.5 Shipments. Flex shall not be obligated to produce and/or ship in excess of 25% of the maximum annual purchase amount in any calendar quarter without its prior written consent Flex will attempt, consistent with other commitments and available resources, to supply greater amounts requested by SICPA to support the market.

      5.6 Product Specification. The product specifications regarding brightness, durability, color and particle size for all OVP purchased pursuant to this Agreement shall be as set forth in Exhibit A to this Agreement. The prices specified in this Agreement apply to Flex's current product design, materials and colors, as set forth in Exhibit A attached hereto. The parties acknowledge that any change in the product specification, quantities and/or delivery schedule shall be the subject of renegotiation, and shall require the mutual agreement of the parties with respect to any change in terms and price.

      6. Terms and Conditions of Orders. Sections 1, 2, 3, 4, 5, 6, 7, 8a, 11 (except the last sentence), 13 and 14 of Flex's Standard Terms and Conditions of Sale, a copy of which is attached hereto as Exhibit C, shall apply to this Agreement. Payment terms shall be net 30 days from the date of Flex's invoice. Acceptance of OVP supplied under this Agreement for conformity with the shipping documents shall occur within 30 days after delivery to SICPA. In the event that SICPA fails to make payment within such 30-day period or as long as such payment remains unpaid, Flex may in addition to any other remedies available to it, at its option, (i) make immediately due and payable any subsequent invoices delivered by it to SICPA; (ii) suspend all deliveries; or (iii) require that SICPA pay Flex's finance charge at the maximum rate permissible by law not to exceed 1% per month on the unpaid balance of SICPA's account from date of Flex's invoice.

      7. Warranty. Flex warrants for a period of 180 days from the date of shipment that all OVP supplied by it shall be free from defects in material and workmanship and shall conform to all specifications and other applicable provisions of this Agreement or such other specifications and provisions as are otherwise requested by SICPA and agreed to in writing by Flex. Should any failure to conform to this warranty appear within 180 days of shipment of OVP, then upon notification thereof and confirmation that the OVP has been shipped,

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stored and maintained in accordance with the guidelines annexed hereto as
Exhibit A, and upon return of such OVP, Flex will, at Flex's option, either (i) replace the nonconforming OVP within 15 days after return thereof, or (ii) in lieu of such replacement refund any payment made by SICPA for the nonconforming OVP and reimburse SICPA for any delivery costs directly incurred by SICPA with respect to such OVP. THIS WARRANTY DOES NOT COVER DAMAGE OR DEFECTS CAUSED BY SICPA'S PRODUCTION CYCLE.

      THIS WARRANTY IS EXCLUSIVE AND IS IN LIEU OF ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHER WARRANTY OF QUALITY, WHETHER EXPRESSED OR IMPLIED, EXCEPT FOR WARRANTY OF TITLE AND WARRANTY AGAINST PATENT INFRINGEMENT.

      8. LIMITATION OF LIABILITY. SUBJECT TO LIQUIDATED DAMAGES PROVISIONS OF
SECTION 14, AND EXCEPT FOR DAMAGES PAYABLE UNDER THE INDEMNITY PROVISIONS OF
SECTION 16 AND THE CONFIDENTIALITY PROVISIONS OF SECTION 12, NEITHER FLEX ON THE ONE HAND NOR SICPA ON THE OTHER HAND SHALL BE LIABLE TO THE OTHER, UNDER ANY CIRCUMSTANCES, FOR SPECIAL OR CONSEQUENTIAL DAMAGES SUCH AS, BUT NOT LIMITED TO, DAMAGE OR LOSS OF OTHER PROPERTY OR EQUIPMENT, LOSS OF PROFITS OR REVENUE,

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COST OF CAPITAL, OR COST OF PURCHASED OR REPLACEMENT GOODS. THE REMEDIES OF THE
PARTIES SET FORTH HEREIN ARE EXCLUSIVE, AND THE LIABILITY OF EACH PARTY WITH RESPECT TO ANY CONTRACT, OR ANYTHING DONE IN CONNECTION THEREWITH SUCH AS THE PERFORMANCE OR BREACH THEREOF, OR FROM THE MANUFACTURE, SALE, DELIVERY, RESALE OR USE OF ANY OVP FURNISHED UNDER THIS AGREEMENT, WHETHER ARISING OUT OF CONTRACT, NEGLI GENCE, STRICT TORT OR ANY WARRANTY OR OTHERWISE, SHALL NOT, EXCEPT AS EXPRESSLY PROVIDED HEREIN, EXCEED THE PRICE OF THE OVP UPON WHICH SUCH LIABILITY IS BASED IN THE CASE OF FLEX OR THE DAMAGES DETERMINED UNDER AND PURSUANT TO SECTION 14 IN THE CASE OF SICPA. ANY LIMITATION ON LIABILITY HEREUNDER SHALL NOT LIMIT THE LIABILITY OF EITHER PARTY FOR BREACH OF SECTION 2 OR 12, NOR SHALL IT LIMIT THE LIABILITY OF SICPA UNDER SECTION 16.

      9. Cure. Flex and SICPA each shall have the right to cure any default or nonconformity under the Agreement within 15 days of receipt of written notice from the other party specifying the default or nonconformity. In the case of failure of delivery of OVP by Flex, or the delivery by Flex of nonconforming OVP, Flex shall not be deemed to have cured the non-delivery, or the nonconformity, until it shall have delivered the conforming goods to SICPA's facilities.

      10. Force Majeure. No party shall be held responsible for any delay or failure in performance under this Agreement to the extent such delay or failure is caused by federal, state or municipal action including a change in any statute, ordinance or regulation; unavailability of any material required or currently utilized by Flex for the production of OVP; environmental controls or restrictions placed on the use or disposal of any such materials that makes the use of such materials impracticable; strike against Flex or a third party; fire damage, flood, explosion, war or any other cause, act of God, contingency or circumstance within or outside the United States not subject to its control ("Force Majeure Conditions"). If any Force Majeure Condition occurs, the party delayed or unable to perform shall as soon as reasonably practicable give notice to the other party and any obligations that the other party has to perform shall be suspended for the duration of such Force Majeure Condition. If any Force Majeure Condition causes a delay in delivery by Flex of over 60 days, for as long thereafter as such Force Majeure Condition shall continue SICPA shall have the right to terminate this Agreement prospectively by giving written notice to Flex effective immediately when such notice is given. Such a termination shall in no way alter any obligation which SICPA may have under this Agreement to pay for OVP delivered prior to the effective date of termination.

      11. Assurances Re Supply of OVP. The parties acknowledge that an assured supply of OVP is a matter of concern to customers utilizing OVI. The parties agree that they will endeavor to work out a mutually acceptable plan for creating and maintaining an inventory reserve for the purpose of providing reasonable assurances that sufficient quantities of OVP will be available to satisfy SICPA's requirements to protect against contingencies, such as equipment breakdowns or other casualty losses.

      12. Confidentiality and Nondisclosure. All technical data, including the Knowhow, and all information which concerns the business operations of either Flex on the one hand or SICPA on the other hand disclosed in the course of performing this Agreement, which data or information, at the time of its communication to the other party, was not rightfully in the other party's possession or in the public domain ("Confidential Matter"), shall be treated as confidential and shall not be disclosed by the recipient to any third party. The recipient shall use the same care to protect Confidential Matter as it uses to preserve and protect its own information having the highest degree of competitive significance and shall take appropriate measures to ensure that its employees are bound to the same degree that it is bound under this Agreement, and the recipient shall not use any Confidential Matter in its own business operations except to the extent necessary to implement this Agreement without the written consent of the other party. This obligation does not apply to any Confidential Matter which (i) was in the recipient's possession prior to its disclosure, (ii) was in the public domain prior to its disclosure or thereafter entered the public domain through no fault of the recipient or the recipient's employees, or (iii) is lawfully obtained by the recipient on a non-confidential basis from a third party having an unrestricted legal right to disclose the information to others. Notwithstanding the foregoing, a recipient may disclose Confidential Matter if and to the extent that a judicial or governmental authority having jurisdiction over the recipient orders or requires disclosure, provided that the recipient, before making any such disclosure, advises the other party (the "Disclosing Party") of the disclosure required and cooperates with the Disclosing Party in all legitimate efforts to avoid or limit disclosure at the Disclosing Party's expense. SICPA agrees that its obligations under this Section 12 shall extend to the SICPA Companies as well as to SICPA, and any breach or violation of this Section by any SICPA Company shall be deemed to be a breach by SICPA.

      13. Term of Agreement.

      13.1 Term. The term of this Agreement (the "Term") shall commence on the date of the execution hereof and shall terminate on December 31, 2009, unless terminated earlier pursuant to the terms of this Agreement.

      13.2 Invalidity of European Patent. Upon the expiration or final judicial determination of invalidity of European Patent No. 0 227 423 B1 (but in no event before December 31, 1999) the provisions of Sections 2(a), 2(b)(i) and 2(b)(ii) of this Agreement shall terminate with respect to exclusive purchases and sale of OVP for use in OVI for sale by SICPA in the European Economic Area (the "EEA"); provided, however, that in such an event SICPA shall continue to purchase OVP from Flex, and Flex shall continue to sell OVP to SICPA pursuant to this Agreement, on a nonexclusive basis for use and sale by SICPA in the EEA, and all the terms of this Agreement, including the annual minimum purchase obligation of Section 5.1, shall remain in effect throughout the rest of the world.

      13.3 Substitute OVP. Notwithstanding anything herein to the contrary, in the event that during the Term of this Agreement (but in no event before December 31, 1999) an OVI product becomes commercially and legally available on the market from a third party, due to either a final judicial determination of invalidity or non-infringement of any of the claims of the Patents, or due to a non-infringement for which there has been no legal action taken challenging the OVI product under the Patents, and such product containing substitute OVP is (i) substantially identical in performance to that resulting from the use of one or more of the Exclusive Products, and (ii) sold at a price less than the price of a corresponding amount of OVP as set forth herein, then Flex shall promptly elect to (a) reduce the price and performance of OVP sold to SICPA hereunder to a price and performance that is equivalent to the corresponding price and performance of substitute OVP available in the market;
(b) modify the provisions of Sections 2(a), 2(b)(i) and 2(b)(ii) of this Agreement by deleting the word "exclusively" and replacing it with "non-exclusively" in such sections; or (c) terminate this Agreement.

      14. Liquidated Damages for Cancellation or Breach. SICPA acknowledges: (i) that the price specified for the sale of OVP in Section 3 above is based on the commitment of SICPA to purchase the entire minimum quantity specified hereunder;
(ii) that Flex has advised SICPA that the price specified is substantially below the price that Flex would normally charge for the OVP and is being specially allowed by Flex as a concession to help SICPA develop the market for its inks using OVP; and (iii) that Flex has further advised SICPA that Flex's binding itself to SICPA on an exclusive basis for the Exclusive Products and the Fields during the Term will cause Flex to forego the opportunity to pursue other business opportunities for the commercial exploitation of OVP manufactured by it. The parties agree that if SICPA were to breach its covenant to purchase the minimum quantity of OVP during the Term the resulting damages would be impracticable or extremely difficult to determine, because of Flex's inability to establish with certainty the magnitude and extent of the opportunities lost due to its exclusive commitment to the SICPA Parties hereunder. Because of this difficulty the parties agree that, in the event of the termination of this Agreement because of such breach or in the event SICPA cancels this Agreement before the Term expires or fails to purchase the minimum amount of OVP required to be purchased during any of the five year periods running from 1995 through 1999, 2000 through 2004 or 2005 through 2009, SICPA shall pay damages to Flex as follows:

The "OVP Shortfall" for the five-year period shall be calculated by subtracting the amount of OVP purchased during the five-year period from the sum of the minimum purchase requirements for each of the five years during the five-year period. The damages shall then be calculated from the following table:

                      OVP Shortfall              Damages

                      Up to 2000 kg            US$100/kg x
                      OVP Shortfall

                      2001 kg to 4000 kg       US$200,000 +
                      US$200/kg x (OVP Shortfall - 2000 kg)

                      4001 kg to 6000 kg       US$600,000 +
                      US$500/kg x (OVP Shortfall - 4000 kg)

                      More than 6000 kg        US$1,600,000 +
                      US$1000/kg x (OVP Shortfall - 6000 kg)

For example, if this Agreement is terminated during the second five-year period 2000-2004 and total purchases over the second five-year period were 3,500 kg less than the minimum (so the OVP Shortfall is 3,500 kg), the amount of liquidated damages for the second five-year period would be US$200,000 plus US$200 x (3,500-2,000) or US$500,000 plus liquidated damages for the third five-year period based upon the OVP Shortfall for that five-year period. The OVP Shortfall for the third five-year period 2005-2009 will be based upon the minimum quantities and prices in effect for the last year of the second five-year period. Unless the parties otherwise agree pursuant to Section 3, the minimum quantities would be 7,500 kg per year and the OVP Shortfall for the period would be 37,500 kg.

      15. Termination.

      15.1 Grounds for Termination. Flex may terminate this Agreement prior to the stated expiration date if during the immediately preceding Purchase Period SICPA fails to make the minimum purchases required for that Purchase Period. Either Flex or SICPA may terminate this Agreement prior to the stated expiration date upon (i) material breach by the other party of any of the covenants or conditions to be performed by such party hereunder or material inaccuracy of any of the representations and warranties of the other party set forth herein, or
(ii) the filing by or against the other party of a petition in bankruptcy or seeking reorganization or arrangement or for the appointment of a trustee, liquidator or receiver, or (iii) the making by the other party of an assignment for the benefit of creditors, the consenting by it to the appointment of a trustee, liquidator or receiver, or the filing by it of a petition taking advantage of any insolvency law. In each case notice of termination shall be given in writing to the breaching party of such breach and of the intention to terminate. Such notice of termination shall be effective 30 days following the date such notice is given, or on such later date as may be set forth in such notice, unless the breach shall be remedied during such 30-day period; provided, however, that any notice of termination based on the occurrence of any event described in clauses
(ii) or (iii) of this Section 15.1 shall be effective immediately when such notice is given. Any such termination shall be in addition to and not in lieu of other rights and remedies at law or in equity.

      15.2 Rights After Termination. Upon termination of this Agreement for any reason, nothing herein contained shall be construed to release any party to this Agreement from any obligation matured prior to the effective date of such termination. All other rights and obligation provided for in this Agreement shall terminate forthwith except the obligation of confidentiality set forth in
Section 12 and the indemnity obligation set forth in Section 16.

      16. Indemnity. SICPA shall indemnify and hold harmless Flex, and Flex's officers, directors, employees, shareholders, agents, and assigns, ("Indemnitees") from and against, on an after-tax basis, any and all liabilities (including but not limited to liabilities arising out of the doctrine of strict liability), losses, damages, suits, judgments and costs (including, without limitation, legal fees and expenses and costs of investigation) arising out of or relating to any claims by third parties relating to or arising directly or indirectly as a result of SICPA's use of OVP or manufacture, use and sale of OVI. This indemnity shall not apply to any claim against an Indemnitee arising from the gross negligence or willfulness misconduct of such Indemnitee.

      17. Notices. All notices hereunder shall be in writing and shall be deemed to have been given either (i) when received, if delivered in person or transmitted by tested telex or facsimile, or (ii) three business days after having been mailed by registered or certified mail addressed as follows:

                  To Flex:            Flex Products, Inc.
                                      2793 Northpoint Parkway
                                      Santa Rosa, California
                                      95407-7350
                                      Attn:  Michael Sullivan
                                      FAX: (707) 525-7725

                  To SICPA:           SICPA HOLDING S.A.
                                      2 rue de la Paix
                                      P.O. Box 3930
                                      CH - 1002 Lausanne,
                                      Suisse
                                      Attn: Maurice A. Amon
                                      FAX: 41-21-312-6895

or to such changed address as such party may have fixed by notice provided that any notice of change of address shall be deemed to have been given when received.

      18. Relationship of the Parties. This Agreement shall not be construed to create between Flex and SICPA, or their respective successors or assigns, the relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any other similar relationship, the existence of all of which are expressly denied by the parties.

      19. Binding Nature. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither party may assign its rights under this Agreement without the prior written consent of the other party.

      20. No Waiver. Failure on the part of either Flex on the one hand or SICPA on the other hand to insist on strict compliance by the other with any of the provisions of this Agreement shall not be deemed a waiver of such provision.

      21. Integration Clause. This instrument is the entire agreement among the parties and exclusively determines their rights and obligations, any prior course of dealing, custom or usage of trade, or course of performance notwithstanding, and may not be amended or terminated except by another agreement in writing executed by the parties.

      22. Governing Law. This contract shall be governed by and interpreted according to California law as it applies to contracts made and performed entirely within California by California residents. The United Nations convention on contracts for international sale of goods shall not apply to this Agreement.

      23. Invalidation. If any of the provisions of this Agreement shall contravene the laws of any country or other jurisdiction, it is agreed that such invalidity or illegality shall not invalidate the whole Agreement, but this Agreement shall be construed as if it did not contain the invalid or illegal provision or provisions insofar as such construction does not materially affect the substance of this Agreement, and the rights and obligations of the parties hereto shall be construed and enforced accordingly. In the event, however, that such invalidity or illegality shall result in a substantial alteration of the relationship between the parties hereto having a material adverse effect on the interest of either party, then the parties hereto shall negotiate mutually acceptable alternative provisions as consistent as possible with the terms of this Agreement and not conflicting with such laws.

      24. Enforcement of Agreement.

      24.1 United States District Court. In the event of the commencement of any action, proceeding or litigation to enforce any provision of this Agreement or for damages or other remedies for an alleged breach of any provision of this Agreement ("Action"), the parties agree that such Action shall be conducted in the United States

District Court for the Northern District of California ("District Court"). The parties agree that the District Court shall have personal jurisdiction over the parties and, except as provided below, shall be the exclusive forum for any Action. The parties hereby waive their right to a trial by jury and any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent that any such Action is conducted in accordance with this provision. The parties agree that they each may be served with service of process in connection with any Action, by mailing such service of process by registered or certified mail addressed to the parties at the addresses for notices under this Agreement, as set forth in Section 17 hereof with a copy to each party's counsel. The parties agree that they will not object to the method of service pursuant to this Section, notwithstanding any provisions of United States or Swiss law or any treaty to which the United States or Switzerland is a signatory. For purpose of this section, until changed by notice given in the manner set forth herein, the name and address of the parties' counsel shall be:

      For Flex:      Pillsbury Madison & Sutro
                     P.O. Box 7880
                     San Francisco, CA 94120
                     Attention: George P. Haley

      For SICPA:     Leonard, Ralston, Stanton & Danks
                     1000 Thomas Jefferson St. NW, Suite 609

                     Washington, DC 20007
                     Attention: Jerris Leonard

      24.2 Reference Proceeding if District Court Lacks Subject Matter Jurisdiction. In the event that the District Court lacks subject matter jurisdiction for any Action, then said Action shall be conducted in the Superior Court of the State of California for the City and County of San Francisco ("Superior Court") by a reference pursuant to the provisions of California Code of Civil Procedure Sections 638 and 641 through 645.1, inclusive, according to the following procedures:

            24.2.1 The parties shall agree upon a single referee ("Referee") who shall then try all issues, whether of fact or law, and report a statement of decision thereon to the Superior Court. If the parties are unable to agree upon the Referee within 10 days of a written request to do so by either party, then either party may thereafter seek to have the Referee appointed pursuant to California Code of Civil Procedure Section 638;

            24.2.2 The parties shall promptly and diligently cooperate with one another and the Referee, and shall perform such acts as may be necessary to obtain a prompt and expeditious resolution of the dispute or controversy in accordance with the terms hereof;

            24.2.3 The cost of such proceeding shall initially be borne equally by the parties. However, the prevailing party in such proceeding shall be entitled, in addition to all other costs, to recover its contribution for the costs of the reference.

            24.2.3 The provisions of Section 21.1 hereof, concerning personal jurisdiction, venue and service of process are applicable to any Action which is conducted under this Section 21.2.

      24.3 SICPA Consents to and Waives Objections to Enforcement of Judgment in Switzerland. SICPA consents to, and waives all objections to, the enforcement in Switzerland of any judgment in any Action entered in favor of Flex.

      25. Headings. The headings of the various Sections and Paragraphs of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed, and intends this Agreement to be effective, as of the date first set forth above.

                          FLEX PRODUCTS, INC., a Delaware corporation

                          By__________________________________________


                          SICPA HOLDING S.A., a Swiss corporation

                          By__________________________________________

Exhibit A - License and Supply Agreement

                               OVP SPECIFICATIONS

                                       AND

                               EXCLUSIVE PRODUCTS

Exhibit B - License and Supply Agreement

                          EMPLOYMENT AND EARNINGS INDEX

Exhibit C - License and Supply Agreement

                               FLEX PRODUCTS, INC.
                          TERMS AND CONDITIONS OF SALE

Exhibit D - License and Supply Agreement

                                     FIELDS

      a. Currency, postage stamps, government stamps, excise stamps, banderoles, travelers' checks and other special checks (such as cashier's checks and specified value checks), banknotes, currency, passports, visas, lottery tickets, credit cards, identification cards, and stocks and bonds.

      b. Intaglio inks.

      c. Inks, including silkscreen inks, exhibiting a color shift set forth in specifications of Exhibit A to this Agreement.

Exhibit E - License and Supply Agreement

                           ASSURANCES RE SUPPLY OF OVP

      1. New Production Machine. The parties acknowledge that an assured supply of OVP is a matter of concern to customers utilizing OVIO. In order to increase its capability for the production of OVP, and to provide a greater assurance of uninterrupted supply, Flex intends to purchase and install a new production machine after Flex receives all necessary approvals from its affiliate, ICI plc, and Flex's Board of Directors ("New Production Machine"). The parties agree that they will endeavor to work out a mutually acceptable plan for creating and maintaining an inventory reserve for the purpose of providing reasonable assurances that sufficient quantities of OVP will be available to satisfy SICPA's requirements to protect against contingencies, such as equipment breakdowns or other casualty losses.

      2. OVP License.

      2.1 OVP License - OCLI. In the event that during the term hereof, Flex decides to (a) cease to do business; (b) cease its own production of OVP, other than for Force Majeure Conditions; or (c) sell or transfer one or more of the Patents, then it shall so notify SICPA (the "OVP License Notification Date"), and Flex shall promptly thereafter offer to grant to Optical Coating Laboratory, Inc., a Delaware corporation ("OCLI") (1) an exclusive license to use Flex's patents and related technology required for the manufacture and sale of OVP to SICPA (the "OVP License"), and (ii) an assignment of Flex's rights and obligations under this Agreement (the "OVP License Assignment"). OCLI shall have 30 days from the date such offer is made to decide whether to accept or reject the offer of the OVP License and the OVP License Assignment. If OCLI shall decide to accept such offer, then it shall
(x) so notify both Flex and SICPA in writing within said 30-day period, and (y) assume all of Flex's obligations under this Agreement accruing thereafter, subject, however, to the following conditions:

            (xx) OCLI shall have no liability or obligation with respect to this Agreement for matters, transactions or claims arising out of or accruing from any act, omission, event or transaction which occurred before the date of said assumption (including without limitation any warranty claims relating to OVP manufactured or delivered by Flex); and

            (yy) OCLI shall use its best effort attempts to commence production of OVP within 90 days after accepting the offer of the OVP License and the OVP License Assignment so as to minimize any delay or interruption to the production and delivery of OVP. Flex shall grant OCLI the necessary easements and other property rights to use any manufacturing equipment and other technology necessary for the production of OVP and OCLI shall pay Flex reasonable fees for the use of the equipment and technology and for any easement or other property rights.

SICPA hereby consents to the assignment and assumption of Flex's obligations under this Agreement on the basis described above, and agrees that OCLI shall be allowed the time necessary to accomplish the activities described in Clause (yy) above without liability for ensuing delays in production or delivery of OVP attributable thereto.

      2.2 OVP License -- SICPA or its Third Party, Designee. If OCLI shall fail to accept Flex's offer and to assume Flex's obligations hereunder, as described and subject to the conditions set forth in Section 2.1 of this Exhibit E, then SICPA shall have the right to require that the OVP License be offered to SICPA or to a third party designated by SICPA.

      2.3 Terms of OVP License. The OVP License (whether granted to OCLI, SICPA or SICPA's third party designee) shall be granted on the terms and conditions set forth in Exhibit F attached hereto.

      2.4 Equipment and Technology Transfer. In connection with the grant of the OVP License to SICPA or its third party designee, Flex shall also: (i) offer to sell to the designated licensee any equipment then being utilized by Flex for the production of OVP hereunder at its then current fair market value as determined by its replacement cost and offer an easement or other interest at fair market value for use of such equipment at Flex's premises (in each case, such value or cost to be determined by an independent appraisal if the parties shall be unable to agree thereon); and (ii) offer to provide to the designated licensee at Flex's facilities such engineering and other technical assistance as may be reasonably necessary to enable such licensee to resume the production of OVP (but not to exceed one hundred (100) man/woman hours), at rates equal to those charged for comparable professional expertise within the industry and with all other out-of-pocket costs associated therewith to be borne by such licensee.

      2.5 Release of Flex. Following the grant of the OVP License (whether to OCLI, SICPA or SICPA's third party designee), Flex shall be deemed released from any further obligations under this Agreement which arise out of or accrue from any act, omission, event or transaction which occurred after the OVP License Notification Date.

      2.6 Force Majeure Conditions. Nothing in this Exhibit E is intended to obligate Flex either to offer or to grant the OVP License where its inability to produce OVP is caused by Force Majeure Conditions.

Exhibit F - License and Supply Agreement

                TERMS AND CONDITIONS OF OVP MANUFACTURING LICENSE
                             GRANTED UNDER EXHIBIT E

      The OVP License to be granted pursuant to the foregoing Agreement shall contain the following terms and conditions:

            1. Quarterly payments of earned royalties of 5% based on all sales or uses of OVP by the licensee (or, in the event SICPA or an affiliate is the licensee, then the presumed fair value of the OVP if SICPA were to purchase it from a third party in an arms-length transaction);

            2. Full audit rights of the licensee by Flex (limited, however, to sales of OVP by licensee, its sublicensee and assignees);

            3. No sublicenses or assignments except to "SICPA Companies" as defined in Section 1 of the Agreement;

            4. Full protection of Flex's confidential and/or proprietary information;

            5. License term not to exceed 15 years;

            6. Limitations on the scope of the license exclusively to those applications described in clauses 1. through 3. in the definition of the Fields.

            7. Royalties denominated and payable in U.S. currency;

            8. No warranty of infringement;

            9. Licensee to provide detailed quarterly financial reports covering OVP sales and royalty obligations;

            10. Licensee obligation to grant back innovations of licensed technology to Flex; and

            11. No territorial restrictions.

Exhibit G - License and Supply Agreement

                                     KNOWHOW

General areas of Knowhow transferred as of the date of this Agreement:

Confidential information generated and communicated pursuant to the Joint Venture Agreement dated July 1, 1993, as documented in the minutes of the Flex Products Inc./SICPA Operations/ Management Committee Meetings.

Exhibit H - License and Supply Agreement

                                     PATENTS

               Incorporated by reference to Registrant's Form 8-K
                        Current Report dated May 23, 1995

Exhibit I - License and Supply Agreement

                             MEMORANDUM OF ALLIANCE

                             MEMORANDUM OF ALLIANCE
                   BETWEEN SICPA S.A. AND FLEX PRODUCTS, INC.

1.0  PURPOSE

This memorandum confirms the intention of the parties to work together for their mutual benefit by continuing to develop the business for optically variable ink used as a primary anti-counterfeiting component in the world's currencies and other value documents. This memorandum defines the respective roles and describes the organization and working relationship of the parties. The objective of the alliance is to create an effective, coordinated approach to satisfying the market. Flex acknowledges the need to coordinate with SICPA its marketing and sales activities for products outside the exclusivity field in order to protect the usefulness and value of OVI(tm) for anti-counterfeiting applications. SICPA and Flex recognize that their success will depend upon building a close, cooperative, and cordial relationship.

2.0  ROLES

SICPA and Flex have primary contributions to make in the joint development of the business for optically variable ink. However, each is dependent on the other for the success of the business. Both parties must be willing to freely exchange information and openly discuss needs in order to fulfill their primary responsibilities.

      2.1 FLEX PRODUCTS

      The role of Flex is to develop and product pigment, develop new pigment products (OVP) that will provide competitive advantages, identify and assess competitive technologies and their competitive threat, and maintain a high quality of product and on-time delivery so that SICPA can best serve its customers. Flex will provide information and prepare SICPA to reassure its customers regarding the reliability of the OVP supply.

      2.2 SICPA

      The role of SICPA will be to develop, produce and sell optically variable ink OVI(tm) systems, be aware and responsive to market needs and keep both parties aware of competitive threats. SICPA will continue to develop printing processes compatible with the use of OVI(tm), maintain good customer relations and price the product to provide profit opportunities for both SICPA and Flex.

3.0 ORGANIZATION

The parties will manage their activities through an organizational structure intended to provide coordinated planning and implementation of their activities. Joint and coordinated programs presume sharing of information necessary for the success of the joint endeavor. The organization will be comprised of two committees each with specific areas of responsibility. These committees will operate within an overall strategic plan approved by the respective companies and their Board of Directors. Each committee will publish an agenda preceding each meeting and will publish minutes as soon as possible following each meeting.

3.1 STRATEGIC COMMITTEE

The Strategic Committee shall be made up of the following members:

SICPA

Maurice A. Amon, Managing Director, SICPA HOLDING S.A.
Philippe Amon, Managing Director, SICPA HOLDING S.A.
Haim Bretler, Managing Director, SICPA HOLDING S.A.
Jacques Van Droogenbroeck, Managing Director SICPA S.A., Security Ink

Division

FLEX PRODUCTS

Danforth Joslyn, President, FLEX PRODUCTS, INC.
John McCullough, Director, FLEX PRODUCTS, INC.
Jim Alles, Chairman of the Board, FLEX PRODUCTS, INC.

The Strategic Committee will develop the long range strategic plan for the alliance. It will be responsible to ensure that the alliance succeeds by providing necessary policies to support the alliance at all levels with the respective companies. It will define the mission and responsibilities of the Management Committee. The Strategic Committee will meet twice a year unless otherwise decided by the members. When meetings in person are not possible, teleconferences will be held.

3.2 MANAGEMENT/OPERATIONS COMMITTEE

The Management/Operations Committee will be composed of the following members from each company:

SICPA

Jacques Van Droogenbroeck, Managing Director, Security Ink Division Representative from R&D
Representative from Manufacturing
Account Executive*

FLEX PRODUCTS

Danforth Joslyn, President
Marketing Director
Production Manager
R&D Director
Account Executive*

* An Account Executive will be designated by each company. The responsibility of that person will be to coordinate meetings as needed, assure complete and prompt response to communications, promote understanding and communicate status of the business to his team.

The Management/Operations Committee will carry out the long range plan established by the Strategic Committee. The Committee will develop the operations plans for the alliance. It will set priorities and allocate scarce resources to assure compliance with the plan and ensure success of the alliance. It will be responsible for organizing ad hoc teams that will be responsible for specific projects, such as new product development. It will ensure that production schedules are met, new product development is undertaken, new products are introduced on a timely basis, and that cost reduction programs are implemented and meet their objectives. The Committee is also responsible to review market needs, identify new product requirements, assess competitive threats, develop guidelines for ownership of jointly developed technology and analyze the economics of the business. This Committee is a working committee and has overall responsibility for the day-to-day execution of the plans. The Committee will meet twice each quarter, one in person and once telephonically. The Committee will submit to the Strategic Committee quarterly reports within twenty-one days after the quarter ends.

4.0 PROTECTION OF PROPRIETARY INFORMATION

The parties acknowledge that the protection of proprietary information is essential. Appropriate confidentiality agreements will be entered into with respect to any proprietary information which either party elects to disclose to the other.

5.0 NATURE OF THE ALLIANCE

This memorandum is intended to describe the working relationship between SICPA and Flex for matters outside the scope of the five year supply agreement to be executed by the parties in April 1993. The memorandum is not intended to be a legally enforceable agreement.

Lausanne, March 9, 1993

                               FLEX PRODUCTS, INC.

                               By /s/ DANFORTH JOSLYN


                               SICPA S.A.

                               By /s/ J. VAN DROOGENBROECK

Exhibit J - License and Supply Agreement

                        --------------------------------

                             JOINT VENTURE AGREEMENT

                                     BETWEEN

                               FLEX PRODUCTS, INC.

                                       and

                        SICPA INDUSTRIES OF AMERICA, INC.

                      FOR RESEARCH AND DEVELOPMENT VENTURE

                        ---------------------------------

                                  July 1, 1993

                             JOINT VENTURE AGREEMENT

      THIS JOINT VENTURE AGREEMENT, dated as of July 1, 1993, by and between Flex Products, Inc., a Delaware corporation ("Flex") and SICPA Industries of America, Inc., a New Jersey corporation ("SIPCA Industries"), (collectively, the "Venturers").

                              W I T N E S S E T H:

      WHEREAS, Flex possesses substantial technical and proprietary technology relating to the design and manufacture of optically variable pigment ("OVP"); and

      WHEREAS, SICPA Industries (which is a subsidiary of SICPA S.A.) and its affiliates possess substantial technical and proprietary technology relating to the design and manufacture of optically variable ink ("OVI");

      WHEREAS, Flex and SICPA Industries' parent, SICPA S.A., executed that certain non-binding Memorandum of Alliance dated March 9, 1993 (the "MOA"), which set forth the basis on which the parties thereto intend to work together for the further development and marketing of OVP and OVI; and

      WHEREAS, Flex and SICPA Industries now wish to form a Joint Venture for the purpose of coordinating their respective efforts for further research and development related to the improvement of their respective OVP and OVI technologies with the intent of increasing the commercialization of such products;

      NOW, THEREFORE, the parties hereby establish a joint venture to accomplish the foregoing on the following terms and conditions:

                                    ARTICLE I
                           FORMATION OF JOINT VENTURE

      1.1 FORMATION AND NAME. Flex and SICPA Industries hereby form a joint venture pursuant to the provisions of the California Uniform Partnership Act and upon the terms and conditions set forth in this Agreement (the "Joint Venture"). The Joint Venture shall conduct its business affairs under the name of "OVI Technology Company."

      1.2 TERM. The Joint Venture's term shall continue until terminated in accordance with Article VII.

      1.3 PURPOSES AND POWERS. The purposes of the Joint Venture shall be to coordinate the efforts of the Venturers to develop further innovations and improvements of OVP and OVI for use on value-documents and to perform other activities and to take other action incident thereto. The Joint Venture shall not engage in any business or activity outside the scope of its purposes without the consent of each Venturer.

      1.4 PRINCIPAL OFFICE. The principal places of business of the Joint Venture shall be 2793 Northpoint Parkway, Santa Rosa, California 95407-7350, and 8000 Research Way, Springfield, Virginia 22153.

      1.5 FILINGS. Contemporaneously with the execution and delivery of this Agreement, the Venturers shall execute and acknowledge such instruments as may be necessary under the laws of the State of California in connection with the formation of the Joint Venture and the commencement of its business.

      1.6 REPRESENTATIONS AND WARRANTIES OF FLEX. Flex represents and warrants to SICPA Industries that:

            (a) Flex is a corporation duly organized and in good standing under the laws of the State of Delaware, and has the corporate power and authority to enter into and perform its obligations under this Agreement.

            (b) This Agreement has been duly authorized by all requisite corporate action on the part of Flex.

      1.7 REPRESENTATIONS AND WARRANTIES OF SICPA INDUSTRIES. SICPA Industries represents and warrants to Flex that:

            (a) SICPA Industries is a corporation duly organized and in good standing under the laws of New Jersey, and has the corporate power and authority to enter into and perform its obligations under this Agreement.

            (b) This Agreement has been authorized by all requisite action on the part of SICPA Industries.

                                   ARTICLE II
                            JOINT DEVELOPMENT EFFORTS

      2.1 AREAS OF COOPERATION. SICPA Industries and Flex agree to work together on a mutually exclusive basis for the term of this Agreement for the purpose of coordinating their respective efforts to improve and enhance the existing technologies for the utilization of Flex's OVP and SICPA Industries' OVI for anti-counterfeiting applications on value-documents. SICPA Industries and Flex also agree to cooperate in good faith for the purpose of (i) coordinating the development of new products to be used for anti-counterfeiting purposes for value-documents, (ii) evaluating competitive technologies and products, and
(iii) evaluating market trends. To facilitate this working arrangement, SICPA Industries and Flex shall form a team to be known as the Management/Operations Committee (the "Committee"). The initial meeting of the Committee will occur at a mutually convenient time within no less than 90 days after the execution of this Agreement by the parties. Thereafter, the Committee shall meet twice each quarter, once in person and once telephonically.

      2.2 DESIGNATION OF PROJECTS. Specific tasks to be undertaken by SICPA Industries and Flex shall be determined by the unanimous vote of the Committee. Neither SICPA Industries on the one hand nor Flex on the other hand shall have any obligation to perform any tasks or projects except as authorized and directed by a unanimous vote of the Committee.

      2.3 DESIGNATION OF COMMITTEE MEMBERS. The Committee will be composed of the following members from each party:

     SICPA
     Industries:    Jacques Van Droogenbroeck,
                    Managing Director,Security Ink Division
                    Representative from R&D
                    Representative from Manufacturing
                    Account Executive*

     FLEX:          Danforth Joslyn, President
                    Marketing Director
                    Production Manager
                    R&D Director
                    Account Executive*

* An Account Executive will be designated by each company. The responsibility of that person will be to coordinate meetings as needed, assure complete and prompt response to communications, promote understanding, and communicate status of the business to his/her team.

      Either Venturer shall have the right to object to any individual designated by the other Venturer, in which event the Venturers shall meet and confer for the purpose of agreeing on an individual acceptable to both Venturers.

      2.4 EXPENSES. Unless otherwise agreed in writing, each of the Venturers shall bear its own expenses relating to its participation on the Committee and the performance of any tasks or projects carried out by such Venturer pursuant to the direction of the Committee.

      2.5 EXCHANGE OF INFORMATION. Each Venturer shall disclose to the other the results of tasks or projects undertaken pursuant to the unanimous direction of the Committee and the Venturers will meet and confer, or otherwise communicate, for the purpose of exchanging information concerning the status of their respective undertakings. Each Venturer will maintain all technical information received from the other, which such Venturer has designated in writing as confidential information, in strict confidence and subject to the obligations of confidentiality and nondisclosure as set out in Article III below, and subject to the further restriction that the recipient of such information shall not use the information or disclose it to any person or organization other than the employees of the recipient whose job performance reasonably require a knowledge of such information.

      2.6. OWNERSHIP OF DISCOVERIES. Each Venturer shall retain the ownership of any inventions, trade secrets and/or proprietary know-how developed by it during the term hereof, and any patents based on such inventions, trade secrets or know-how, whether or not pursuant to a task or project undertaken at the direction of the Committee, and the other Venturer shall not have any license or right to use any such discoveries except as may be expressly granted pursuant to a written agreement duly signed by both Venturers. Only such technologies as the Venturers agree in writing to develop jointly shall be excluded from the above provision, and all other technology developed during the joint undertaking contemplated by this Agreement shall be conclusively presumed to be the property of the Venturer who developed the technology. To the extent that specific technology is, by such written agreement, jointly developed, any resulting inventions, trade secrets and/or proprietary know-how shall be owned by the Joint Venture, and each of the Venturers shall be entitled to use any such inventions, trade secrets and/or proprietary know-how on a royalty-free basis, providing, however, that neither of the Venturers nor the Joint Venture itself shall be entitled to grant licenses to third Venturers to use such inventions, trade secrets and/or proprietary know-how without the prior written consent of both Venturers. Any patentable technology developed jointly pursuant to a prior written agreement between the Venturers, as aforesaid, shall be owned by the

Joint Venture, and any decisions to file patent applications or to grant licenses thereunder shall require the unanimous consent of the members of the Committee.

      2.7 NO DISCLOSURE OF BACKGROUND TECHNOLOGY REQUIRED. Nothing in this Agreement shall be construed to create any obligation on the part of either Venturer to disclose to the other Venturer any background technology or other technology owned by either Venturer prior to the formation of this Joint Venture, nor shall this Agreement be construed to require either Venturer to disclose to the other Venturer any technology developed by such Venturer, whether or not pursuant to a task or project undertaken at the direction of the Committee. It is the contemplation and intention of the Venturers that each of them will remain free to continue to conduct research and development work on OVP and OVI independent of their activities and involvement under the Joint Venture contemplated pursuant to this Agreement.

      2.8 NO PRODUCTION CONTEMPLATED. The Venturers contemplate that the Joint Venture will engage exclusively in research and development activities, and will not undertake any production of OVP or OVI.

                                   ARTICLE III
                        CONFIDENTIALITY AND NONDISCLOSURE

      All technical data and all information which concerns the business operation of either Flex on the one hand or SICPA Industries on the other hand disclosed in the course of the activities of the

Joint Venture, which data or information, at the time of its communication to the other Venturer, was not rightfully in the other Venturer's possession or in the public domain ("Confidential Matter"), shall be treated as confidential and shall not be disclosed by the recipient to any third party. The recipient shall use the same care to keep Confidential Matter confidential as it uses to preserve the confidentiality of its own confidential information having a high degree of competitive significance and shall take appropriate measures to insure that its employees are bound to the same degree that it is bound under this agreement. This obligation of confidentiality does not apply to any Confidential Matter which (i) was in the recipient's possession prior to the effective date of its disclosure, (ii) was in the public domain prior to the effective date of its disclosure or thereafter entered the public domain through no fault of the recipient or the recipient's employees, or (iii) is lawfully obtained by the recipient on a non-confidential basis from a third party having an unrestricted legal right to disclose the information to others. Notwithstanding the foregoing, a recipient may disclose Confidential Matter if and to the extent that a judicial or governmental authority having jurisdiction over the recipient orders or requires disclosure, provided that the recipient, before making any such disclosure, advises the disclosing party of the disclosure required and cooperates with the disclosing party in all legitimate efforts to avoid or limit disclosure at the disclosing party's expense. SICPA Industries agrees that its obligations under this Article III shall extend to the SICPA Companies as well as to SICPA Industries, and any breach or violation of this Section by any SICPA Company shall be deemed to be a breach by SICPA Industries. (For purposes of this Agreement, the term "SICPA Companies" shall mean any person or entity controlled by, controlling, or under common control with SICPA Industries. The term "control" of any person or entity means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities or by contract or otherwise.)

                                   ARTICLE IV
                            CONTRIBUTIONS TO CAPITAL

      Neither of the Venturers shall be obligated to make any contributions of capital to the Joint Venture, it being contemplated that each Venturer shall bear its own expenses relating to its participation on the Committee, and the performance of any tasks or projects carried out by such Venturer pursuant to the direction of the Committee.

                                    ARTICLE V
                            MANAGEMENT AND OPERATION

      The Committee shall manage all affairs and business of the Joint Venture to the best advantage of the Joint Venture. The Committee shall have all of the powers, rights and authority necessary to conduct such business and affairs, subject, however, to the requirement that any decision of the Committee shall require the unanimous consent of all members of the Committee.

                                   ARTICLE VI
                   TRANSFERS OF INTERESTS IN THE JOINT VENTURE

      Neither of the Venturers shall transfer its interest (or any portion thereof) in the Joint Venture without the consent of the other Venturer, and any transfer in violation of this Article will automatically cause the dissolution of the Joint Venture.

                                   ARTICLE VII
                        TERMINATION OF THE JOINT VENTURE

      The Joint Venture shall dissolve and its affairs shall be wound up upon the first to occur of the following:

            (a) The sale or other disposition of all or substantially all of the assets of the Joint Venture; or

            (b) The delivery to the other Venturer of a written demand from either Venturer that the Joint Venture be dissolved, in either of which events the Joint Venture's affairs shall be wound-up and the Joint Venture terminated as soon as practicable thereafter in accordance with applicable California law.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      8.1 RESTRICTION ON HIRING EMPLOYEES. For a period of two years following the termination of employment of an employee of either

Venturer, the other Venturer shall be prohibited from employing such employee without the prior written consent of the other Venturer; provided, however, that this restriction shall terminate two years after the termination of the Joint Venture.

      8.2 INDEMNIFICATION. Each Venturer hereby indemnifies and agrees to hold harmless the other Venturer from and against all costs, expenses, liabilities, damages, claims, demands, actions, suits and proceedings which shall arise by virtue of any representation or warranty of the indemnifying Venturer in this Agreement which was incorrect in any material respect as of the date made, or which shall arise by virtue of any act of a Venturer which was not authorized by the Committee.

      8.3 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California.

      8.4 ARBITRATION. If the Venturers hereto are unable to resolve by mutual agreement any dispute or controversy between them concerning this Agreement, the Venturers agree that the dispute or controversy shall be finally settled by mandatory, binding arbitration, in accordance with the rules and procedures of the American Arbitration Association applicable to commercial transactions. Costs of arbitration shall be borne by the Venturers in accordance with the decision of the arbitrators. Judgment upon the award rendered shall be entered into any court having competent jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement as the case may be. The arbitration proceedings shall be conducted at a reasonable location selected by the Venturer that is the defendant in such action.

      8.5 ATTORNEYS FEES. In case suit is brought or arbitration proceedings commenced by a Venturer because of the breach of any term, covenant or condition contained in this Agreement, the prevailing Venturer shall be entitled to recover against the other Venturer the full amount of its costs, including expert witness fees and reasonable attorneys fees. If neither Venturer prevails entirely, such fees and expenses shall be prorated based upon the relative success of each Venturer to the relief being sought.

      8.6 NOTICES. All notices, approvals and other communications under this Agreement shall be in writing and shall be given to such Venturer, addressed to it, at its address or telecopy number set forth below or such other address or telecopy number as such Venturer may in the future specify for such purpose by notice to the other Venturer.

     If To Flex:         Flex Products, Inc.
                         2793 Northpoint Parkway
                         Santa Rosa, California 95407-7350
                         Attn: Danforth Joslyn, Chief
                               Executive Officer
                         Fax: 707/525-7725

     With A Copy To:     Collette & Erickson
                         555 California Street, Suite 4350
                         San Francisco, California 94104-1791
                         Attn: John M. Collette, Esq.

                         Fax: 415/788-6929

     If To SICPA
     Industries:         SICPA Industries of America, Inc.
                         111 East 61st Street
                         New York, New York 10021
                         Attn: Maurice Amon
                         Fax: 212/308-9167

     With A Copy To:     David T. Ralston, Esq.
                         SICPA Industries of America, Inc.
                         1000 Thomas Jefferson Street, N.W.
                         Suite 609, Georgetown
                         Washington, D.C.  20007
                         Fax:  202/298-7810

      Either Venturer may from time to time specify as its address or telecopy number for purposes of this Agreement any other address or telecopy number upon the giving of ten (10) days notice thereof to the other Venturer.

      8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

      8.8 INTERPRETATION. The headings to the various subdivisions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof. The language in all parts of this Agreement will in all cases be construed as a whole and in accordance with its fair meaning and not restricted for or against either party.

      8.9 SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the Venturers and their respective permitted successors and assigns.

      8.10 BOARD APPROVAL REQUIRED. Anything herein to the contrary notwithstanding, this Agreement shall not become effective unless and until it is approved by the Boards of Directors of both Flex and SICPA Industries, and each party has notified the other in writing of such approval.

      IN WITNESS WHEREOF, the Venturers have executed this Agreement to be effective as of the date first above written.

                               FLEX PRODUCTS, INC.

                               By ___________________________


                               SICPA INDUSTRIES OF AMERICA, INC.

                               By ___________________________

                     EXHIBIT G - FACILITIES LEASE AGREEMENT

                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.

             EXHIBIT H - ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS

                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.

                     EXHIBIT I - EXCLUSIVE LICENSE AGREEMENT

                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.

           EXHIBIT J - RESEARCH, DEVELOPMENT AND ENGINEERING AGREEMENT

                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.

            EXHIBIT K - SUPPORT AND ADMINISTRATIVE SERVICES AGREEMENT

                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.

                 EXHIBIT L - ASSIGNMENT AND ASSUMPTION AGREEMENT

                  Incorporated by reference to Exhibit (10)(p) of Registrant's Form 10-K for the fiscal year ended October 31, 1988.

                  ADDENDUM NO. 1 TO JOINT ACQUISITION AGREEMENT
                                DATED MAY 1, 1995
                          BY AND BETWEEN OCLI AND SICPA

                                 ADDENDUM NO. 1
                                       TO
                              OCLI/SICPA AGREEMENT

      THIS ADDENDUM NO. 1 ("Addendum"), is made and entered into as of May 1, 1995, by and between OPTICAL COATING LABORATORY, INC., a Delaware corporation ("OCLI"), and SICPA HOLDING S.A., a Swiss corporation ("SICPA").

                                 R E C I T A L S

      A. The parties entered into an Agreement, dated December 13, 1994 (the "Agreement"), wherein they set forth and memorialized certain terms to govern a joint undertaking by them to purchase the shares of capital stock of FLEX PRODUCTS, INC., a Delaware corporation ("FLEX") owned by ICI AMERICAS INC. ("ICIA") and a promissory note issued by FLEX to and owned by ICI AMERICAN HOLDINGS INC. ("ICIAH").

      B. Concurrently with the execution of this Addendum, the parties are executing a Stock and Note Purchase Agreement (the "Purchase Agreement") together with FLEX ICIA AND ICIAH.

      C. The parties wish to memorialize in this Addendum certain additional covenants and undertakings of one or the other, or both, of the parties, as a supplement and amendment to the Agreement, with the intent that the terms of this Addendum shall be integrated with and complement the Agreement, as and to the extent set forth herein.

                                 A D D E N D U M

      NOW, THEREFORE, in consideration of the premises and the respective covenants and undertakings of the parties contained herein, the parties hereby agree as follows:

      1. Definitions; References to Certain Agreement Terms.

            a. Definitions. All capitalized terms used herein shall have the same meanings as attributed to them in the Purchase Agreement and the Agreement, unless expressly defined herein. In case of any conflict, the definitions in the Purchase Agreement shall control. In addition, a "Paragraph 4(o) Indemnifiable Event" shall mean an event set forth in paragraph 4(o) of the Disclosure Schedule to the extent such event occurred prior to Closing and arose from actions or omissions in violation of Applicable Law taken by FLEX. The foregoing sentence notwithstanding, a Paragraph 4(o) Indemnifiable Event shall not include
(A) any event resulting directly or indirectly from action taken by ICIA or ICIAH prior to Closing or by FLEX or SICPA after Closing or (B) any event the existence or occurrence of which would constitute a breach of a representation or warranty under the Purchase Agreement.

            b. Extension of Deadline for Closing. The parties agree that references to March 31, 1995 in Sections 2.a.vi and 11 of the Agreement shall be amended to refer instead to May 31, 1995.

      2. Governance of FLEX after Closing. Following the Closing, OCLI and SICPA agree that the following additional terms shall apply to the governance of FLEX:

            a. Reconstitution of FLEX Board. The Board of Directors of FLEX shall be reconstituted, effective upon the Closing, such that those then in office shall be replaced by the persons listed below:

      3. Governance of Flex after Closing. Following the Closing, OCLI and SICPA agree that the following shall apply to the governance of FLEX:

            a. Reconstitution of FLEX Board. The Board of Directors of FLEX shall be reconstituted, effective upon the Closing, such that those then in office shall be replaced by the persons listed on Exhibit C, three of whom have been designated by OCLI and two of whom have been designated by SICPA and the Certificate of Incorporation or Certificate of Designations of FLEX shall be amended if necessary to provide that the stockholders of FLEX shall be entitled to cumulative voting in connection with the election or removal of the Directors.

            As representatives of OCLI:

            HERBERT M. DWIGHT
            JOHN McCULLOUGH
            JAMES W. SEESER

            As representatives of SICPA:

            MAURICE A. AMON
            EDUARDO BERUFF

            b. Joint Technical Committee. The Joint Technical Committee to be formed shall consist of the following representatives from FLEX, OCLI and SICPA.

            As representatives of OCLI:

            JAMES W. SEESER
            BRYANT P. HICHWA
            LEONARD P. MOTT

            As representatives of SICPA:

            ANTON BLEIKOLM
            ARTHUR M. LIEBERMAN

            As representatives of FLEX:

            MICHAEL SULLIVAN
            PATRICK HIGGINS
            ROGER PHILLIPS

            c. Approval of Minutes. All proposed minutes of deliberations of, and resolutions adopted and actions taken by, the Board of Directors and/or by the stockholders of FLEX (collectively, the "Minutes") shall be deemed approved so as to serve as an official record of such deliberations and memorialization and expression of such resolutions and actions only after draft copies of the Minutes have been delivered to all of the Directors and the Directors have been given the opportunity to provide comments on them.

            d. Legal Representation. Except when the Board of Directors of FLEX, by a majority of at least four Board members, otherwise directs, FLEX shall be represented for the purpose of legal advice and representation in connection with any of the following matters solely by co-counsel consisting of one or more attorneys of a firm selected by OCLI and one or more attorneys of a firm selected by SICPA, with each of OCLI and SICPA to bear the entire costs of the firm selected by it:

                  i. Any merger, consolidation or other corporate reorganization of FLEX.

                  ii. The sale of all or substantially all of the assets or business of FLEX or any of its operating divisions.

                  iii. The employment agreement and any incentive stock option or bonus arrangements (other than under group plans adopted by the Board of Directors) for any executive officer of FLEX, and the engagement agreement and any such stock option or bonus arrangement for any consultant of FLEX whose annual compensation from it is reasonably expected to exceed $100,000.

                  iv. The licensing or sale of any of FLEX's technology, other than to OCLI or SICPA, or the licensing or purchase of any technology of any third-parties, other than from OCLI or SICPA, where the projected consideration payable by the licensee or acquirer during the first 36 months is expected to exceed $500,000.

                  v. Any joint ventures or shared R&D Projects where the projected budget for the first 36 months of the joint venture or project is expected to exceed $500,000.

                  vi. The negotiation and execution of any sale of securities of FLEX to any third party purchaser or purchaser, where the aggregate consideration payable for such securities in any offering shall exceed $500,000 or where the securities to be sold (or any securities into which such securities may be converted) represent in excess of 20% of the issued and outstanding shares of voting stock of FLEX, calculated on a fully-diluted, fully-converted basis.

      3. Covenant Not To Compete.

            a. Covenant. OCLI and SICPA each agrees that following the disposition of its shares of the capital stock of FLEX, it shall not compete with FLEX in the manufacture or sale of products made by depositing one or more layers of materials onto flexible substrates by Roll-to-Roll Coating or to manufacture or sell any product being manufactured by FLEX by Roll-to-Roll Coating at the time of the party's sale of its capital stock of FLEX.

            b. Geographical Application of Covenant. The covenant not to compete set forth above shall be applicable worldwide, reflective of the worldwide market for the products manufactured and sold by FLEX.

            c. Duration. The covenant not to compete set forth above shall apply only if, at the time when the party disposes of its shares of the capital stock of FLEX, the other party remains as a holder of no less than 50% of the issued and outstanding shares of FLEX voting capital stock. If the foregoing condition is satisfied, the covenant not to compete shall thereafter remain in effect for a period of three years.

            d. Definition. As used herein, "Roll-to-Roll Coating" shall mean the serial steps of (i) the unwinding of a flexible substrate from a first roll,
(ii) the deposition of one or more layers of materials onto the flexible substrate and (iii) the winding of the substrate onto a second roll, provided that "Roll-to-Roll Coating" shall not include the deposition of more than one layer of material to an area of the substrate during any period that the substrate is motionless.

            e. Breadth of Restraint. The foregoing covenant is intended to require that the applicable party refrain from, and each party subject to the covenant not to compete hereby agrees to refrain from, any activity described in Paragraph 3.a above individually, or in conjunction with others, directly or indirectly, whether as principal, partner, joint venturer, stockholder of an affiliate or otherwise.

            f. Severability. The parties intend that the covenants and undertakings contained in this Paragraph 3 shall be construed as distinct covenants and agreements covering competition in each of the separate jurisdictions in which the party subject to the covenant not to compete operates or may operate in the future. To the extent that this covenant as set forth in this Paragraph 3 shall be deemed illegal or unenforceable in any one or more such jurisdictions, it shall nevertheless not be affected with respect to each other such jurisdiction.

            g. Enforceability. Each party acknowledges and agrees that any remedy at law which may be available to the other party for any breach of this covenant by the party subject to the covenant not to compete will be inadequate to protect the other party's interest hereunder and that the other party (and FLEX, as a third-party beneficiary) shall be entitled to injunctive relief in the event of such breach, in addition to any other appropriate relief and remedy.

            h. Reasonableness of Restrictions. Each party acknowledges and agrees that the restrictions set forth in this Paragraph 3, including without limitation the restrictions relating to duration, geographic area and breadth of application, are reasonable in scope.

      4. Amended Certificate of Incorporation. OCLI and SICPA agree that promptly following the Closing, they shall vote their shares, and direct their respective representatives on the FLEX Board of Directors to vote, so as to amend the Certificate of Incorporation of FLEX in its entirety and replace it with the Amended and Restated Certificate of Incorporation attached as Exhibit A to this Addendum.

      5. Representations, Warranties and Undertakings by OCLI.

            a. Representations and Warranties. To induce SICPA to enter into the Stock and Note Purchase Agreement with ICIA and ICIAH (the "SPA"), and to purchase a portion of the ICIA Shares and a portion of the FLEX Note as called for under the SPA, OCLI represents and warrants to SICPA that as of the date of this Addendum, FLEX is in default in the payment when and as due of certain research and development payments from it to OCLI, which breach OCLI shall waive at the Closing in favor of an obligation on the part of FLEX to make payment of its research and development payments to OCLI on an as-expended basis. As of the date of this Addendum, and as of the Closing under the SPA, FLEX and OCLI are each in full compliance with each of the agreements referenced in Paragraph 7.a.v of the Agreement, and all other agreements and contracts between them, and all such agreements and contracts are valid and binding, and OCLI knows of no act or failure to act on the part of FLEX or any third parties which constitutes, or would with the passage of time or the giving of notice or both constitute, an act of breach or default by FLEX thereunder.

            b. Patent Assignments. OCLI agrees, prior to or promptly following the Closing under the Purchase Agreement and at OCLI's expense, to execute and cause to be filed with the appropriate government patent offices (including the U.S. Patent Office and corresponding foreign offices) all assignments and other forms which are necessary to record the assignment from it to FLEX of all patents which it has heretofore conveyed to FLEX and corrective filings where needed to correct clerical errors and mistaken references in previously recorded assignments.

      6. Environmental Indemnification.

            a. Definitions.

                  i. "Indemnified Parties" shall mean any or all of the following: (1) SICPA; (2) FLEX; and/or (3) the subsidiaries, affiliates, officers, Directors, stockholders, agents, attorneys, employees, heirs, successors and assigns of SICPA and/or FLEX.

                  ii. "Environmental Laws" shall mean all local, state and federal environmental laws or regulations relating to operations or businesses or properties or assets of OCLI (including the assets and operations of FLEX during the time while FLEX was a division of OCLI), including all environmental requirements imposed by any law, rule, regulation or order of any federal, state or local judicial, regulatory or administrative agency, board or authority (including laws relating thereto which may be asserted in common law or under statute and regardless of form including strict liability and negligence), existing at the date of this Addendum or hereafter enacted or created, which relate to (1) noise; (2) pollution or protection of the air, surface water, ground water or land; (3) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; or (4) manufacturing, processing, distribution, use, storage, handling or exposure to hazardous or toxic substances or materials. The Environmental Laws shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended; the Hazardous Materials Transportation Act, as amended; the Resource Conservation and Recovery Act, as amended; the California Health and Safety Code, as amended; the California Water Code, as amended; California Code of Regulations Titles 22, 23, and 26; the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq.; and all other federal, state and local laws regulating hazardous or toxic wastes and materials (collectively, "Hazardous Materials"), underground tanks and safety in connection therewith, water quality, air quality or other environmental matters.

            b. OCLI's Liability and Indemnity.

                  i. OCLI shall retain liability for, and shall indemnify the Indemnified Parties from and against, all fines, penalties, costs, liabilities, expenses, damages and losses of any nature whatsoever, including, but not limited to, remedial, removal, response, abatement, clean-up, investigative and monitoring costs and any other related costs and expenses, including reasonable attorneys' and experts' fees (collectively, the "Environmental Liabilities") arising from or relating to (1) OCLI's violation of any environmental Law; or (2) the release by OCLI or OCLI's predecessors-in-interest of any Hazardous Materials into the environment, including, without limitation, a release of Hazardous Materials, at, under or adjacent to any real property owned or occupied by OCLI or FLEX.

                  ii. Without limiting the foregoing, OCLI shall retain liabilities for, and shall indemnify the Indemnified Parties from and against, all Environmental Liabilities arising from or relating to the contamination caused by OCLI or OCLI's predecessors-in-interest of surface water, ground water or land which is currently the subject of investigation and inquiry by OCLI pursuant to any clean-up and abatement or similar order issued by the California Regional Water Quality Control Board or any government agency with relevant jurisdiction.

                  iii. Notwithstanding the foregoing, and except as and to the extent set forth in the following Paragraph 6.b.iv, OCLI shall not be so liable to the extent that such violation, act, omission, occurrence or failure is attributable to FLEX's violation of any Environmental Law or FLEX's release of Hazardous Materials into the environment.

                  iv. Notwithstanding anything to the contrary in Paragraph 6.b.iii, OCLI shall indemnify SICPA for response costs, less response costs for which SICPA is entitled to indemnification pursuant to the Indemnification Agreement between SICPA and ICIA dated May 1, 1995, arising out of a Paragraph 4(o) Indemnifiable Event, if and to the extent that FLEX is unable to pay or otherwise respond to the Paragraph 4(o) Indemnifiable Event; provided, however, that OCLI's obligations under this subparagraph 6.b.iv shall be limited to 40% of the total of the response costs in respect of the Paragraph 4(o) Indemnifiable Event. "Response" and "respond" shall have the meanings given to those terms as set forth in 42 U.S.C. Section 9601(25).

            c. Notice and Opportunity to Defend.

                  i. Upon receiving notice or obtaining information of an occurrence or event that may give rise to an Environmental Liability, OCLI or the Indemnified Parties, as the case may be, to the extent permitted by law and confidentiality agreements, shall promptly provide written notice thereof to all of the other parties.

                  ii. If such event involves a legal action or administrative proceeding, OCLI shall thereafter assume in writing liability under this indemnity and shall control the defense of such action or proceeding, at its own expense and with its own environmental and other experts and its own counsel, who shall be reasonably satisfactory to the Indemnified Parties. Prior to OCLI's assuming and controlling such action or proceeding, the Indemnified Parties shall not take any action in respect of such action or proceeding unless the Indemnified Parties determine in good faith that such action is required by emergency conditions.

                  iii. Where OCLI assumes and controls such action or proceeding, (1) the Indemnified Parties at their own cost and expense may participate in the conduct of such action or proceeding, and (2) OCLI shall promptly inform the Indemnified Parties of all material developments and events relating to such action or proceeding.

                  iv. OCLI shall conduct all activities pursuant to this Paragraph 6.c in a fashion so as to minimize the interruption of, or interference with, the conduct of the business of FLEX.

                  v. Prior to commencing or implementing any action to remedy or mitigate a condition giving rise to any action that may result in an Environmental Liability for which OCLI may be liable pursuant to this Paragraph 6., OCLI shall provide written notice to the Indemnified Parties of the nature and extent of the action proposed. Within 20 business days after receipt of such notice, the Indemnified Parties shall notify OCLI of any objection they may have to the reasonableness of the proposed action to remedy or mitigate the condition, and the reasons therefor. In the event OCLI is notified of such an objection, the parties hereto shall negotiate in good faith to resolve the objection and to develop a mutually agreeable plan for action.

                  vi. Notwithstanding any of the foregoing, in the event that the Indemnified Parties or either of them at any time determines, in their reasonable business judgment, that such action or proceeding reasonably may be anticipated to adversely impact the business or operations of FLEX or an Indemnified Party and retain environmental and other experts and counsel who shall be reasonably satisfactory to the other Indemnified Parties and to OCLI, at OCLI's sole expense.

            d. Cooperation. With respect to any potential OCLI liability to third parties or government agencies arising from an action or proceeding or Environmental Law pursuant to this Paragraph 6, the Indemnified Parties will cooperate with OCLI in any reasonable manner to satisfy such liability provided that OCLI honors its indemnification obligations hereunder. Such cooperation shall be at OCLI's sole expense.

            e. Reasonable Access. The parties shall allow necessary, reasonable and uncompensated access to each other's files, data, information, property and personnel in order that each party may fully protect and satisfy its legal interest in connection with any pending or future action or proceeding or Environmental Law. OCLI shall deliver to the Indemnified Parties copies of all information, including without limitation, analytical results, consultants' data and evaluations and correspondence relating to any Environmental Liabilities for which OCLI may be liable pursuant to this Paragraph 6.

            f. Confidentiality of Information Concerning Environmental Liabilities. Notwithstanding anything herein to the contrary, each party to this Addendum will hold and will cause its employees, consultants and advisors to hold in strict confidence, unless compelled to disclose such documents or information by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other parties to this Addendum furnished to it pursuant to the provisions of this Paragraph 4, and in any such instance where disclosure appears to be compelled by law, will notify all other parties so that such other parties may avail themselves of such measures as may be available for protecting the confidentiality of such information.

      7. Counterparts. This Addendum may be executed in any number of counterparts, each of which may be executed by one or both of the parties, each of which shall be enforceable against the party or parties actually executing such counterparts, and all of which together shall constitute one instrument.

      8. Integration. This Addendum is intended to and shall be integrated with and into the Agreement, and shall be entitled to the benefit of all provisions thereof. In the event of any conflict between the provisions of this Addendum and the Agreement, the provisions of this Addendum shall prevail. Subject to the terms hereof, the Agreement is hereby ratified and continued in full force and effect by the parties hereto.

      IN WITNESS WHEREOF, the parties have executed this Addendum as of the date first set forth above.

SICPA HOLDING S.A.                  OPTICAL COATING LABORATORY, INC.

By /s/Eduardo Beruff                By /s/Herbert M. Dwight, Jr.
   EDUARDO BERUFF,                     HERBERT M. DWIGHT, JR.
   Authorized Signatory                President


By /s/William E. Horwich
   WILLIAM E. HORWICH,
   Authorized Signatory